Exhibit 10.36

EVINE LIVE INC.

Performance Stock Unit Award Agreement
Under the 2011 Omnibus Incentive Plan

EVINE Live Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Grantee named below, the number of units relating to the Company’s common stock set forth in the table below (the “Performance Stock Units”). This Award of Performance Stock Units (“Performance Stock Unit Award”) shall be subject to the terms and conditions set forth in this Agreement, consisting of this cover page and the Performance Stock Unit Terms and Conditions on the following pages, and in the attached Plan document. Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Grantee:**____________ **
Target No. of Performance Stock Units Granted:**[TBD] Performance Period: February 1, 2015 - January 31, 2018	Grant Date: March 20, 2015 Vesting Date: March 20, 2018
Vesting Schedule: On the Vesting Date, the number of Performance Stock Units that will vest will be determined by the extent to which the Relative TSR Performance Goal set forth below has been achieved during the Performance Period, provided the Grantee continues to be a Service Provider until March 20, 2018:

Performance Goal
Relative TSR 100th Percentile
Relative TSR 50th Percentile
Relative TSR 33rd Percentile
Relative TSR Less than 33rd Percentile

*Vesting percentages for performance between Performance Goal data points will be based on a linear interpolation. Relative TSR and related terms are defined in Section 2(b).
Number of Performance Stock Units Which Vest* 150% (“Maximum”) 100% (“Target”) 50% (“Threshold”) 0%

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Stock Unit Award.

GRANTEE:                        EVINE LIVE INC.

By:________________________________
________________________________             Title:______________________________

EVINE Live Inc.
2011 Omnibus Incentive Plan
Performance Stock Unit Award Agreement

Performance Stock Unit Terms and Conditions

1.Award of Performance Stock Units. The Company hereby grants to you, as of the Grant Date, the number of Performance Stock Units (PSUs) identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein and in the Plan.

2.Timing of Vesting. Subject to Section 6 of this Agreement, so long as your Service (as defined in the Plan) to the Company and its Affiliates has not ended, the PSUs will vest and become non-forfeitable as provided in this Section 2. If your Service ends for any reason prior to the Vesting Date, then this Agreement shall terminate and all of the PSUs shall be forfeited, except to the extent the Committee exercises discretion as permitted by Section 3(b)(2) of the Plan or except as provided by Section 6 of this Agreement.

(a) Scheduled Vesting. This Performance Stock Unit Award will vest on the Vesting Date as to the number of Performance Stock Units specified in the Vesting Schedule on the cover page to this Agreement, which number shall be determined by the degree to which the Performance Goal (as set forth on the cover page and further explained in subsection (b) below) has been achieved during the Performance Period.

(b) Definition of Total Shareholder Return (or TSR), Relative Total Shareholder Return and Related Terms. For purposes of this Agreement:

(i) “TSR” means the cumulative total return over the Performance Period on a company’s common stock, as measured by the change in the company’s stock price (on the registered national securities exchange that is then the principal exchange on which such company’s stock is traded) from the beginning of the Performance Period to the end of the Performance Period and taking into account the assumed reinvestment of all dividends paid during the Performance Period, and will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

(ii) “Relative TSR” means the percentile ranking of the Company compared to a group of “Peer Companies” comprised of the companies in the “Global Industry Classification Standard (or GICS) Internet & Catalog Retail Group” as of the Grant Date, and determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs, with the Company’s percentile ranking determined in accordance with the following formula:

P = 1 - R - 1
N - 1

where P = the percentile ranking (rounded to the nearest whole percentile), N = the number of Peer Companies plus the Company, and R = the Company’s ranking among the Peer Companies. For example: if there are 24 Peer Companies, and the Company ranked 7th, the performance would be at the 75th percentile: 75% = 1 - ((7-1)/(25-1)). The group of Peer Companies may be adjusted as provided below if any of the following events occur during the Performance Period:

(A)In the event of a business combination transaction of a Peer Company with another Peer Company, the surviving entity will remain a Peer Company.

(B)In the event of a business combination transaction of a Peer Company with an entity that is not a Peer Company where the Peer Company is the surviving entity and remains publicly traded, the surviving entity will remain a Peer Company.

(C)In the event of a business combination transaction of a Peer Company with an entity that is not a Peer Company and the Peer Company is not the surviving entity, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, the company shall no longer be a Peer Company.

(D)In the event of a bankruptcy of a Peer Company, or if a Peer Company delists, such Peer Company shall remain a Peer Company, but will be allocated a TSR at the lowest position in the final calculation of the percentile rankings.

(E)In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the spin-off shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company will not thereafter be tracked for purposes of calculating TSR.

(iii) “Opening Average Share Value” means the average, over the Opening Average Period, of the closing market price of a company’s stock multiplied by the company’s Accumulated Shares for each trading day during the Opening Average Period.

(iv) “Opening Average Period” means the 20 trading days immediately preceding the first day of the Performance Period.

(v) “Closing Average Share Value” means the average, over the Closing Average Period, of the closing market price of a company’s stock multiplied by the company’s Accumulated Shares for each trading day during the Closing Average Period.

(vi) “Closing Average Period” means the last 20 trading days of the Performance Period.

(vii) “Accumulated Shares” for any company means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of that company’s common stock purchased with dividends declared on that company’s common stock, assuming same day reinvestment of the dividends in the common stock of the company at the closing market price on the ex-dividend date, for ex-dividend dates durign the Opening Average Period for purposes of the Opening Average Share Value or during the Performance Period for purposes of the Closing Average Share Value.

(c) Limitation on Scheduled Vesting. Upon the Vesting Date, any Performance Stock Units that are not vested shall be forfeited in their entirety.

(d) Adjustments. The number of Performance Stock Units subject to this Performance Stock Unit Award and/or Relative TSR percentile goals shall be subject to equitable adjustment by the Committee under the circumstances specified in Section 12(a) of the Plan.

3.Issuance of Company Common Stock (“Shares”).
(a) Issuance following Vesting. Promptly following the Vesting Date, the Committee shall certify the degree to which the Performance Goal has been achieved. After the Committee’s certification, the Company shall issue to you a number of Shares equal to the number of Performance Stock Units that have vested, as evidenced by issuance of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent. Such Shares shall be issued under the Plan, and shall be covered by a registration statement filed with the Securities and Exchange Commission.

(b) Delay for Specified Employee. Notwithstanding the foregoing, if (i) the Performance Stock Units become vested as a result of your separation from service (within the meaning of Code Section 409A), and (ii) you are a “specified employee” (within the meaning of Code Section 409A) as of the date of such separation from service, then to the extent required by Code Section 409A, the settlement of such vested Performance Stock Units shall occur on the date that is six (6) months after the date of your separation from service.

(c) Stock Certificate Restrictions. The Company shall not be liable to you for damages relating to any delays in issuing any stock certificates hereunder to you, in the electronic delivery of Shares to a brokerage account designated by you or in making an appropriate book entry, any loss of any such certificates, or any mistakes or errors in the issuance of such certificates, in such certificates themselves or in the electronic delivery or the making of the book entry; provided that the Company shall correct any such errors caused by it. Any such certificate or certificates or book entry shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates or an appropriate book entry notation to make appropriate reference to such restrictions.

(d) Securities Laws. Upon the acquisition of any Shares pursuant to this Agreement, you agree that you will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

4.Dividends and Voting Rights. You shall not have voting rights, and shall not be entitled to receive cash dividends or other distributions, with respect to the Shares underlying the Performance Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the vesting of the Performance Stock Units or the issuance of Shares hereunder, and the Company may defer the release to you of any and all Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company withhold a portion of the Shares that would otherwise be issued to you hereunder, you must make such a request prior to the Vesting Date, which shall be subject to approval by the Committee.

6.Change in Control. The following provisions apply to this Performance Stock Unit Award in the event of a Change in Control.
(a) Continuation, Assumption or Replacement of Award. If this Performance Stock Unit Award is continued, assumed or replaced in connection with a Change in Control as contemplated by Section 12(b)(1) of the Plan (for Corporation Transactions) or Section 12(c) of the Plan, then if you experience an involuntary termination of Service for reasons other than Cause within one year after the effective time of the Change in Control, such termination of employment will be treated as the “Vesting Date” and you will receive a number of Shares to the extent the Performance Goal has been achieved as of such date.
(b) Corporate Transactions Where Award Not Continued, Assumed or Replaced. If this Performance Stock Unit Award is not continued, assumed or replaced in connection with a Corporate Transaction as contemplated by Section 12(b)(1) of the Plan, then the effective time of such Corporate Transaction will be treated as the “Vesting Date” and you will receive a number of Shares to the extent the Performance Goal has been achieved as of such date. Alternatively, the Committee may provide for the cancellation of this Performance Stock Unit Award at or immediately prior to the effective time of the Corporate Transaction in exchange for a payment to you calculated in the manner described in Section 12(b)(3) of the Plan, except that the calculation of such payment shall be based only upon that number of Performance Stock Units that would have vested on the date of the Corporate Transaction, after giving effect to any acceleration of vesting called for by this Section 6(b).

7.Restrictions on Transfer. You may not sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Performance Stock Units. Any such attempted sale, transfer,disposition, pledge, hypothecation or assignment shall be null and void.

8.Governing Plan Document. This Agreement is subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Performance Stock Unit Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.